Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS REPORTS STRONG FOURTH QUARTER GROWTH

•	Q4 net revenues grew 30.0% to $13.8 billion; Combined Organic Net Revenues[1] grew 5.7%

•	Q4 Diluted EPS was $0.31; Operating EPS[1] was $0.46

•	2010 net revenues grew 27.0% to $49.2 billion; Combined Organic Net Revenues grew 3.5%

•	2010 Diluted EPS was $2.39; Operating EPS was $2.02

•	Company expects Organic Net Revenue growth of at least 5% and Operating EPS growth of 11-13% in 2011

NORTHFIELD, Ill. – Feb. 10, 2011 – Kraft Foods Inc. (NYSE: KFT) today reported fourth quarter and full year 2010 results that were driven primarily by strong volume/mix gains in each geography.

“We delivered solid financial results in 2010, and finished the year with good momentum,” said Irene Rosenfeld, Chairman and CEO. “We’re realizing the benefits of increased investments behind our Power Brands, strong productivity and disciplined cash management, while making good progress in capturing the synergies from the Cadbury acquisition.”

Rosenfeld continued, “Looking ahead, we expect the operating environment to remain challenging, with significant input cost inflation and persistent consumer weakness in many markets. Given our strong business fundamentals, however, we remain confident that we will deliver earnings growth in 2011 that’s both ahead of our long-term targets and within the top tier of our peer group.”

•

Net revenues in the fourth quarter increased 30.0 percent to $13.8 billion, including a 26.2 percentage point impact from the Cadbury acquisition, a negative 2.6 percentage points from currency and a negative 0.1 percentage points from divestitures.

Combined Organic Net Revenues1 grew 5.7 percent, including a favorable impact of approximately 1 percentage point from the accounting calendar change for certain operations in Asia Pacific and Latin America.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Kraft Foods’ base business organic net revenues1 grew 6.5 percent, driven by 4.6 percentage points from volume/mix and 1.9 percentage points from pricing. Volume/mix growth benefitted by 1.2 percentage points from the favorable impact of accounting calendar changes.

Cadbury organic net revenues1 grew 2.2 percent. Actions taken to normalize Cadbury trade inventories during the quarter tempered growth by 0.6 percentage points.

•

Operating income in the fourth quarter increased 2.2 percent to $1,240 million, including a favorable impact of 30.4 percentage points from Cadbury, partially offset by a negative 26.9 percentage point impact from Integration Program[2] and acquisition-related costs[3]. Currency had a negative impact of 3.1 percentage points. Excluding these factors, the increase in Kraft Foods’ base business operating income[1] was primarily driven by lower overheads, higher pricing, and favorable volume/mix. These benefits more than offset higher input costs.

Operating income margin was 9.0 percent, 240 basis points lower than the prior year, driven by 230 basis points of Integration Program and acquisition-related costs. Excluding these costs, operating margins were essentially flat as higher pricing as well as marketing and overhead efficiency gains offset the impact of input cost inflation.

•	The tax rate in the fourth quarter was 23.2 percent compared to 26.8 percent last year, reflecting the impact of 2010 year-end tax legislation and discrete items.

•	Diluted earnings per share in the fourth quarter were $0.31, including a negative $0.15 impact related to Integration Program costs.

Operating EPS1 was $0.46, reflecting strong gains from operations and lower taxes that were offset by several factors. These factors included higher asset impairment and exit costs primarily related to two small regional biscuit brands; lower gains on divestitures compared to the prior year quarter; as well as higher interest expense and the impact of more shares outstanding primarily related to the Cadbury acquisition. Higher interest expense in the quarter included a negative $0.03 per share impact from costs and fees related to the repurchase of approximately $1.5 billion of long-term debt securities.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[2]	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
[3]	Acquisition-related costs include transaction advisory fees, UK stamp taxes, and the impact of the Cadbury inventory revaluation.

	Q4	Full Year

2009 Diluted EPS	$0.48	$2.03

Earnings from Discontinued Operations	(0.04)	(0.14)
Acquisition-Related Costs[3] and Financing Fees	0.03	0.04

2009 Operating EPS[1]	$0.47	$1.93

Operating Earnings – Kraft Foods’ Base Business	0.06	0.22
Change in Unrealized Gains/Losses from Hedging Activities	—	(0.06)
Higher Net Asset Impairments and Exit Costs	(0.03)	(0.04)
Lower Gains on Divestitures	(0.05)	(0.04)
Change in Foreign Currency	(0.02)	—

Operating Earnings - Cadbury	0.15	0.45

Higher Interest Expense[4]	(0.11)	(0.25)
Change in Shares Outstanding	(0.07)	(0.24)
Changes in Taxes[5]	0.06	0.05

2010 Operating EPS	$0.46	$2.02

Integration Program Costs[2]	(0.15)	(0.29)
Acquisition-Related Costs and Financing Fees	—	(0.21)
U.S. Health Care Legislation Impact on Deferred Taxes	—	(0.08)

Earnings and Gain from Sale of Discontinued Operations	—	0.95

2010 Diluted EPS	$0.31	$2.39

Kraft Foods North America

Net revenues increased 12.2 percent. This included favorable impacts of 7.8 percentage points from the Cadbury acquisition and 0.6 percentage points from currency, partially offset by a negative 0.3 percentage point impact from divestitures.

Kraft Foods’ base business organic net revenues1 grew 4.1 percent. Growth was broad-based, with revenue increasing in nearly every business segment. Volume/mix

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[2]	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
[3]	Acquisition-related costs include transaction advisory fees, UK stamp taxes, and the impact of the Cadbury inventory revaluation.
[4]

Excludes a negative $0.09 per share impact (full year) from acquisition-related financing fees, which include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.

[5]	Excludes the negative $0.08 per share impact (full year) of the U.S. health care legislation on deferred taxes.

contributed 2.4 percentage points of the increase, reflecting the benefits from higher levels of merchandising activity and successful multi-brand marketing campaigns, such as Huddle to Fight Hunger. Pricing in response to rising input costs accounted for 1.7 percentage points of the increase.

Combined Organic Net Revenues1 increased 3.3 percent. Power Brands grew approximately 5 percent, fueled by solid market share gains across several categories as well as double-digit growth in Maxwell House coffee, Planters nuts and Kraft Macaroni & Cheese dinners. In addition, Oreo cookies, Capri Sun and Kool-Aid ready-to-drink beverages, Philadelphia cream cheese and Kraft Singles processed cheese each grew high-single-digits.

Cadbury organic net revenues1 declined 6.1 percent reflecting lower sales of Trident and Stride gum, as well as a difficult comparison against strong shipments of Halls cough drops in the prior year quarter. The decline was partially offset by double-digit growth of Dentyne gum and early shipments of new products.

Segment operating income declined 5.8 percent. The addition of Cadbury had a favorable impact of 7.2 percentage points, including the impact of Integration Program costs, while currency added 0.5 percentage points to growth. Excluding these factors, segment operating income declined largely due to a steep increase in input costs that more than offset the benefits of higher pricing, lower overheads, favorable volume/mix and productivity.

Kraft Foods Europe

Net revenues increased by 28.6 percent, including a 33.3 percentage point impact from the Cadbury acquisition and a negative 6.9 percentage point impact from currency.

Kraft Foods’ base business organic net revenues grew 2.2 percent, driven by volume/mix gains of 2.0 percentage points and 0.2 percentage points from pricing. Net revenues increased in each major category.

•

Chocolate grew low-single digits, driven by strong in-store marketing activities, promotional programs and the introduction of new products. Toblerone and Milka each delivered high-single-digit growth.

•

Biscuits increased from strong growth of Power Brands, including double-digit growth by both Oreo and Belvita, while strong momentum in the chocobakery platform drove volume/mix gains. These gains were partially offset by weak economic conditions, particularly in Benelux and Southern Europe, and lower pricing.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

•	Coffee grew low-single digits, driven by higher pricing in response to higher input costs. On-demand market expansion and increased brewer placement drove mid-teens growth in Tassimo.

•	Cheese grew high-single digits, primarily reflecting a successful marketing campaign and new product launches of Philadelphia.

Combined Organic Net Revenues1 increased 1.6 percent, driven by approximately 6 percent growth in Power Brands.

Cadbury organic net revenues1 were essentially flat, as solid growth in the UK was offset by weaker gum and candy markets in Southern Europe.

Segment operating income declined 27.7 percent, reflecting negative impacts of 101.3 percentage points from Integration Program costs and 6.4 percentage points from currency, while Cadbury operating earnings added 59.1 percentage points to growth. Excluding these factors, segment operating income increased significantly, driven by lower overheads, productivity improvements and favorable volume/mix. These gains were partially offset by sharply higher input costs.

Kraft Foods Developing Markets

Net revenues increased 73.5 percent, including a favorable impact of 61.0 percentage points from the Cadbury acquisition. Currency had a negative 4.8 percentage point impact.

Kraft Foods’ base business organic net revenues1 grew 17.3 percent, driven by 12.8 percentage points from volume/mix gains and 4.5 percentage points from pricing. The volume/mix gains include a favorable 5.6 percentage point impact from accounting calendar changes for certain operations in Asia Pacific and Latin America.

•

In Latin America, organic revenues grew more than 20 percent due to higher pricing and strong volume/mix gains, particularly in Brazil and the Andean countries. Power Brands collectively grew more than 25 percent, led by Oreo cookies, Club Social crackers, Lacta chocolate and Tang powdered beverages.

•

In Asia Pacific, organic revenues grew 30 percent due to strong volume/mix gains, particularly in China, Indonesia and the Philippines. Power Brands collectively grew more than 50 percent, led by Oreo and Biskuat/Tiger cookies and Tang powdered beverages.

•	Central and Eastern Europe, Middle East & Africa (CEEMA) organic revenues increased high single digits driven primarily by volume/mix gains, particularly in

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Ukraine, Russia, the Middle East and Africa. Although economic conditions and category trends in the region remained weak, share gains in key markets and categories more than offset market weakness. Power Brands collectively grew 8 percent, led by Tang powdered beverages and Milka chocolate.

Combined Organic Net Revenues1 increased 13.6 percent, fueled by growth in Power Brands of approximately 18 percent. The accounting calendar changes added 3.7 percentage points to the Combined Organic Net Revenues growth rate, while normalizing Cadbury trade inventories negatively impacted growth by approximately 0.5 percentage points.

Cadbury organic net revenues1 grew 6.7 percent, including a negative 1.4 percentage point impact from normalizing trade inventories. Growth was driven by gains across all categories.

Segment operating income more than doubled, reflecting a positive impact of 54.5 percentage points from the Cadbury acquisition, net of Integration Program costs, and a negative 15.2 percentage point impact from currency. Excluding these factors, segment operating income grew substantially as strong volume/mix gains, higher pricing and lower overheads more than offset sharply higher input costs.

OUTLOOK

Kraft Foods’ outlook for 2011 reflects confidence in continuing its strong business momentum in a challenging environment of weak consumer and category growth as well as significant input cost inflation.

The company expects to deliver organic net revenue growth of at least 5 percent, or approximately 4 percent excluding the impact of accounting calendar changes, and Operating EPS growth of 11 to 13 percent.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 5 p.m. EST today. Access to a live audio webcast with accompanying slides is available at www.kraftfoodscompany.com, and a replay of the event will also be available on the company’s web site.

ABOUT KRAFT FOODS

Northfield, Ill.-based Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2010 revenue of $49.2 billion, more than half of which was earned outside North America. Eleven of the company’s iconic brands — including Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia and Trident — generate revenue of more than $1 billion annually, and 40 have been loved for more than a century. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. For more information, visit www.kraftfoodscompany.com and www.facebook.com/kraftfoodscorporate.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as “expect,” “goals,” “plans,” “believe,” continue,” “may,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, our outlook for Organic Net Revenue growth and Operating EPS growth; our strong momentum at end of 2010; our Cadbury synergies; the challenging operating environment; delivery of earnings growth in 2011 ahead of long-term targets and within the top tier of our peer group; and our confidence in continuing our strong business momentum. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of, and sharp increase in, input costs, pricing actions, increased competition, risks from operating internationally, continued consumer weakness, weakness in economic conditions and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including the registration statement on Form S-4, as amended from time to time, filed by Kraft Foods in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions and divestitures from net revenues.

To reflect the impacts of a significant business combination, as defined by SEC Regulation S-X, the company uses Combined Organic Net Revenues as a top-line measure. Accordingly, Combined Organic Net Revenues includes the impacts of significant acquisitions, and excludes the impacts of other acquisitions, divestitures and currency. The company uses Combined Organic Net Revenues and corresponding growth ratios to reflect the organic growth rates for Kraft Foods’ base business and Cadbury. On a year-to-date basis, the organic growth rate of Cadbury reflects growth from the date of acquisition, or February 2, 2010, through the end of the fourth quarter. Similar to organic net revenues, management believes Combined Organic Net Revenues better reflects revenues on a going-forward basis of the combined business.

The company uses Operating EPS, which is defined as diluted EPS attributable to Kraft Foods from continuing operations excluding costs related to: the integration program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees; and the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation. Management believes this measure better reflects earnings per share on a going-forward basis and provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and other one-time impacts from earnings per share.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of its U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. The company centrally manages pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, the company allocates only the service cost component of its U.S. pension plan expense to segment operating income. The company excludes the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of its segment operating results. Once realized, the company records the gains and losses on hedging activities within segment operating results. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

# # #

Schedule 1

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

For the Three Months Ended December 31,

(in millions of dollars, except per share data) (Unaudited)

	As Reported (GAAP)
	2010	2009 (As Revised) (1)	% Change Fav /(Unfav)
Net revenues	$13,773	$10,597	30.0%

Cost of sales	8,975	6,652	(34.9)%

Gross profit	4,798	3,945	21.6%
Gross profit margin	34.8%	37.2%

Selling, general and administrative expenses	3,460	2,770	(24.9)%

Asset impairment and exit costs	27	(38)	(100.0+ )%

(Gains) / losses on divestitures, net	6	(11)	(100.0+ )%

Amortization of intangibles	65	11	(100.0+ )%

Operating income	1,240	1,213	2.2%
Operating income margin	9.0%	11.4%

Interest and other expense, net	528	322	(64.0)%

Earnings from continuing operations before income taxes	712	891	(20.1)%

Provision for income taxes	165	239	31.0%
Effective tax rate	23.2%	26.8%

Earnings from continuing operations	$547	$652	(16.1)%

Earnings from discontinued operations, net of income taxes	—	59	(100.0)%

Net earnings	$547	$711	(23.1)%

Noncontrolling interest	7	1	(100.0+ )%

Net earnings attributable to Kraft Foods	$540	$710	(23.9)%

Per share data:
Basic earnings per share attributable to Kraft Foods:
- Continuing operations	$0.31	$0.44	(29.5)%
- Discontinued operations	—	0.04	(100.0)%

- Net earnings attributable to Kraft Foods	$0.31	$0.48	(35.4)%

Diluted earnings per share attributable to Kraft Foods:
- Continuing operations	$0.31	$0.44	(29.5)%
- Discontinued operations	—	0.04	(100.0)%

- Net earnings attributable to Kraft Foods	$0.31	$0.48	(35.4)%

Average shares outstanding:
Basic	1,751	1,480	(18.3)%
Diluted	1,757	1,487	(18.2)%

(1)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 2

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended December 31,

($ in millions) (Unaudited)

							Add back:					% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Integration Program	Impact of Currency	Base Kraft Foods Organic (Non-GAAP)	Impact of Acquisitions - Cadbury (1)	Divestitures - Cadbury’s Poland and Romania Operations (1)	Impact of Currency - Cadbury (1)	Cadbury Organic (Non-GAAP) (1)	Combined Organic (Non-GAAP)	As Reported (GAAP)	Base Kraft Foods Organic (Non-GAAP) (2)	Cadbury Organic (Non-GAAP) (1)	Combined Organic (Non-GAAP)
2010
U.S. Beverages	$749	$—	$—	$—	$—	$749	$—	$—	$—	$—	$749	9.5%	9.5%	—	9.5%
U.S. Cheese	1,023	(2)	—	—	—	1,021	—	—	—	—	1,021	2.3%	2.8%	—	2.8%
U.S. Convenient Meals	716	—	—	—	—	716	—	—	—	—	716	3.2%	3.2%	—	3.2%
U.S. Grocery	880	—	—	—	—	880	—	—	—	—	880	(0.5)%	(0.5)%	—	(0.5)%
U.S. Snacks	1,588	—	(303)	—	—	1,285	303	—	—	303	1,588	27.3%	3.5%	(4.1)%	2.0%
Canada & N.A. Foodservice	1,288	(1)	(135)	—	(29)	1,123	135	—	(5)	130	1,253	22.2%	6.6%	(10.3)%	4.6%

Kraft Foods North America	$6,244	$(3)	$(438)	$—	$(29)	$5,774	$438	$—	$(5)	$433	$6,207	12.2%	4.1%	(6.1)%	3.3%
Kraft Foods Europe	3,456	—	(895)	—	186	2,747	895	—	42	937	3,684	28.6%	2.2%	(0.1)%	1.6%
Kraft Foods Developing Markets	4,073	—	(1,434)	1	114	2,754	1,434	—	(57)	1,377	4,131	73.5%	17.3%	6.7%	13.6%

Kraft Foods	$13,773	$(3)	$(2,767)	$1	$271	$11,275	$2,767	$—	$(20)	$2,747	$14,022	30.0%	6.5%	2.2%	5.7%

2009 (As Revised) (3)
U.S. Beverages	$684	$—	$—	$—	$—	$684	$—	$—	$—	$—	$684
U.S. Cheese	1,000	(7)	—	—	—	993	—	—	—	—	993
U.S. Convenient Meals	694	—	—	—	—	694	—	—	—	—	694
U.S. Grocery	884	—	—	—	—	884	—	—	—	—	884
U.S. Snacks	1,247	(6)	—	—	—	1,241	316	—	—	316	1,557
Canada & N.A. Foodservice	1,054	(1)	—	—	—	1,053	145	—	—	145	1,198

Kraft Foods North America	$5,563	$(14)	$—	$—	$—	$5,549	$461	$—	$—	$461	$6,010

Kraft Foods Europe	2,687	—	—	—	—	2,687	938	—	—	938	3,625
Kraft Foods Developing Markets	2,347	—	—	—	—	2,347	1,372	(82)	—	1,290	3,637

Kraft Foods	$10,597	$(14)	$—	$—	$—	$10,583	$2,771	$(82)	$—	$2,689	$13,272

(1)

Kraft Foods acquired Cadbury plc on February 2, 2010. Cadbury data, shown above, is for Q4 2010 and 2009, adjusted from IFRS to U.S. GAAP and translated to US$ from local countries’ currencies. Cadbury 2009 data is presented on a combined company, pro forma basis.

(2)	Base Kraft Foods Organic Revenue Growth (Non-GAAP) drivers were as follows:

	Organic Growth Drivers
	Vol /Mix		Price
2010 - Base Kraft Foods Organic
U.S. Beverages	7.7	pp	1.8	pp
U.S. Cheese	(2.8)		5.6
U.S. Convenient Meals	2.2		1.0
U.S. Grocery	(0.2)		(0.3)
U.S. Snacks	3.5		—
Canada & N.A. Foodservice	4.3		2.3

Kraft Foods North America	2.4		1.7

Kraft Foods Europe	2.0		0.2
Kraft Foods Developing Markets	12.8		4.5

Kraft Foods	4.6	pp	1.9	pp

(3)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 3

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Three Months Ended December 31,

($ in millions) (Unaudited)

		2009 Impacts			2010 Impacts
	2009 Operating Income - As Revised (GAAP) (1)	(Gain)/Loss on Divestitures	Asset Impairment & Exit Costs (4)	Acquisition- Related Costs (2)	Impact of Acquisitions	Acquisition- Related Costs (2)	Integration Program Costs (3)	Asset Impairment & Exit Costs (4)	Impact of Currency	Gain/(Loss) on Divestitures	Impact of Divestitures	Operations	2010 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$68	$—	$(2)	$—	$—	$—	$—	$—	$—	$—	$—	$17	$83	22.1%
U.S. Cheese	204	—	(2)	—	—	—	—	—	—	(6)	1	(38)	159	(22.1)%
U.S. Convenient Meals	26	—	(2)	—	—	—	—	—	—	—	—	(23)	1	(96.2)%
U.S. Grocery	287	—	(2)	—	—	—	—	1	—	—	—	(9)	277	(3.5)%
U.S. Snacks	193	(11)	(2)	—	64	—	(21)	—	—	—	—	(41)	182	(5.7)%
Canada & N.A. Foodservice	123	—	(2)	—	36	—	(14)	1	4	—	(1)	—	147	19.5%

Kraft Foods North America	$901	$(11)	$(12)	$—	$100	$—	$(35)	$2	$4	$(6)	$—	$(94)	$849	(5.8)%
Kraft Foods Europe	220	—	(16)	—	130	—	(223)	(9)	(16)	—	—	73	159	(27.7)%
Kraft Foods Developing Markets	191	—	(10)	—	200	—	(96)	(20)	(28)	—	—	182	419	100.0+ %
Unrealized G/(L) on Hedging Activities	63	—	—	—	6	—	—	—	—	—	—	(2)	67
HQ Pension	(44)	—	—	—	—	—	—	—	—	—	—	(12)	(56)
General Corporate Expenses	(107)	—	—	29	5	(1)	(8)	—	2	—	—	(53)	(133)
Amortization of Intangibles	(11)	—	—	—	(60)	—	—	—	—	—	—	6	(65)

Kraft Foods	$1,213	$(11)	$(38)	$29	$381	$(1)	$(362)	$(27)	$(38)	$(6)	$—	$100	$1,240	2.2%

(1)	As revised to reflect Frozen Pizza as a discontinued operation.
(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
(4)	Includes $50 million reversal of prior years’ Restructuring Program costs in 2009 and $28 million reversal of prior years’ Restructuring Program costs in 2010.

Schedule 4

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Diluted Earnings Per Share

For the Three Months Ended December 31,

(Unaudited)

					% Growth
	As Reported (GAAP)	Integration Program Costs (1)	Acquisition- Related Costs (2) and Financing Fees (3)	Operating (Non-GAAP)	As Reported EPS Growth (GAAP)	Operating EPS Growth (Non-GAAP)
2010
Diluted EPS
- Continuing operations	$0.31	$0.15	$—	$0.46	(29.5)%	(2.1)%
- Discontinued operations	—

- Net earnings attributable to Kraft Foods	$0.31

2009 (As Revised) (4)
Diluted EPS
- Continuing operations	$0.44	$—	$0.03	$0.47
- Discontinued operations	0.04

- Net earnings attributable to Kraft Foods	$0.48

(1)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.
(4)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 5

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

For the Twelve Months Ended December 31,

(in millions of dollars, except per share data) (Unaudited)

	As Reported (GAAP)
	2010	2009 (As Revised) (1)	% Change Fav /(Unfav)
Net revenues	$49,207	$38,754	27.0%

Cost of sales	31,305	24,819	(26.1)%

Gross profit	17,902	13,935	28.5%
Gross profit margin	36.4%	36.0%

Selling, general and administrative expenses	12,001	8,784	(36.6)%

Asset impairment and exit costs	18	(64)	(100.0+ )%

(Gains) / losses on divestitures, net	6	6	—

Amortization of intangibles	211	26	(100.0+ )%

Operating income	5,666	5,183	9.3%
Operating income margin	11.5%	13.4%

Interest and other expense, net	2,024	1,237	(63.6)%

Earnings from continuing operations before income taxes	3,642	3,946	(7.7)%

Provision for income taxes	1,147	1,136	(1.0)%
Effective tax rate	31.5%	28.8%

Earnings from continuing operations	$2,495	$2,810	(11.2)%

Earnings from discontinued operations, net of income taxes	48	218	(78.0)%

Gain on divestiture of discontinued operations, net of income taxes	1,596	—	100.0%

Net earnings	$4,139	$3,028	36.7%

Noncontrolling interest	25	7	(100.0+ )%

Net earnings attributable to Kraft Foods	$4,114	$3,021	36.2%

Per share data:
Basic earnings per share attributable to Kraft Foods:
- Continuing operations	$1.44	$1.90	(24.2)%
- Discontinued operations	0.96	0.14	100.0+ %

- Net earnings attributable to Kraft Foods	$2.40	$2.04	17.6%

Diluted earnings per share attributable to Kraft Foods:
- Continuing operations	$1.44	$1.89	(23.8)%
- Discontinued operations	0.95	0.14	100.0+ %

- Net earnings attributable to Kraft Foods	$2.39	$2.03	17.7%

Average shares outstanding:
Basic	1,715	1,478	(16.0)%
Diluted	1,720	1,486	(15.7)%

(1)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 6

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

							Add back:					% Change
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Integration Program	Impact of Currency	Base Kraft Foods Organic (Non-GAAP)	Impact of Acquisitions - Cadbury (1)	Divestitures - Cadbury’s Poland and Romania Operations (1)	Impact of Currency - Cadbury (1)	Cadbury Organic (Non-GAAP) (1)	Combined Organic (Non-GAAP)	As Reported (GAAP)	Base Kraft Foods Organic (Non-GAAP) (2)	Cadbury Organic (Non-GAAP) (1)	Combined Organic (Non-GAAP)
2010
U.S. Beverages	$3,212	$—	$—	$—	$—	$3,212	$—	$—	$—	$—	$3,212	5.1%	5.1%	—	5.1%
U.S. Cheese	3,528	(14)	—	—	—	3,514	—	—	—	—	3,514	(2.1)%	(1.7)%	—	(1.7)%
U.S. Convenient Meals	3,131	—	—	—	—	3,131	—	—	—	—	3,131	3.4%	3.4%	—	3.4%
U.S. Grocery	3,398	—	—	—	—	3,398	—	—	—	—	3,398	(1.6)%	(1.6)%	—	(1.6)%
U.S. Snacks	6,001	—	(1,065)	—	—	4,936	1,065	—	—	1,065	6,001	20.9%	0.3%	1.2%	0.5%
Canada & N.A. Foodservice	4,696	(7)	(433)	—	(251)	4,005	433	—	(35)	398	4,403	19.7%	2.3%	(0.5)%	2.0%

Kraft Foods North America	$23,966	$(21)	$(1,498)	$—	$(251)	$22,196	$1,498	$—	$(35)	$1,463	$23,659	8.8%	1.1%	0.8%	1.1%

Kraft Foods Europe	11,628	—	(2,892)	—	267	9,003	2,892	—	91	2,983	11,986	32.6%	2.9%	0.7%	2.3%
Kraft Foods Developing Markets	13,613	—	(4,753)	1	15	8,876	4,753	(105)	(302)	4,346	13,222	71.1%	11.8%	5.1%	9.5%

Kraft Foods	$49,207	$(21)	$(9,143)	$1	$31	$40,075	$9,143	$(105)	$(246)	$8,792	$48,867	27.0%	3.7%	2.9%	3.5%

2009 (As Revised) (3)
U.S. Beverages	$3,057	$—	$—	$—	$—	$3,057	$—	$—	$—	$—	$3,057
U.S. Cheese	3,605	(29)	—	—	—	3,576	—	—	—	—	3,576
U.S. Convenient Meals	3,029	—	—	—	—	3,029	—	—	—	—	3,029
U.S. Grocery	3,453	—	—	—	—	3,453	—	—	—	—	3,453
U.S. Snacks	4,964	(44)	—	—	—	4,920	1,052	—	—	1,052	5,972
Canada & N.A. Foodservice	3,922	(7)	—	—	—	3,915	400	—	—	400	4,315

Kraft Foods North America	$22,030	$(80)	$—	$—	$—	$21,950	$1,452	$—	$—	$1,452	$23,402

Kraft Foods Europe	8,768	(15)	—	—	—	8,753	2,961	—	—	2,961	11,714
Kraft Foods Developing Markets	7,956	(14)	—	—	—	7,942	4,341	(207)	—	4,134	12,076

Kraft Foods	$38,754	$(109)	$—	$—	$—	$38,645	$8,754	$(207)	$—	$8,547	$47,192

(1)

Kraft Foods acquired Cadbury plc on February 2, 2010. Cadbury data, shown above, is for February through December 2010 and 2009, adjusted from IFRS to U.S. GAAP and translated to US$ from local countries’ currencies. Cadbury 2009 data is presented on a combined company, pro forma basis.

(2)	Base Kraft Foods Organic Revenue Growth (Non-GAAP) drivers were as follows:

	Organic Growth Drivers
	Vol /Mix		Price
2010 - Base Kraft Foods Organic
U.S. Beverages	4.5	pp	0.6	pp
U.S. Cheese	(4.7)		3.0
U.S. Convenient Meals	3.1		0.3
U.S. Grocery	(3.3)		1.7
U.S. Snacks	0.5		(0.2)
Canada & N.A. Foodservice	0.8		1.5

Kraft Foods North America	—		1.1

Kraft Foods Europe	3.9		(1.0)
Kraft Foods Developing Markets	8.5		3.3

Kraft Foods	2.6	pp	1.1	pp

(3)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 7

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

		2009 Impacts			2010 Impacts
	2009 Operating Income - As Revised (GAAP) (1)	(Gain)/Loss on Divestitures	Asset Impairment & Exit Costs (2)	Acquisition- Related Costs (3)	Impact of Acquisitions	Acquisition- Related Costs (3)	Integration Program Costs (4)	Asset Impairment & Exit Costs (2)	Impact of Currency	Gain/(Loss) on Divestitures	Impact of Divestitures	Operations	2010 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$511	$—	$(2)	$—	$—	$—	$—	$2	$—	$—	$—	$53	$564	10.4%
U.S. Cheese	667	—	(2)	—	—	—	—	1	—	(6)	7	(69)	598	(10.3)%
U.S. Convenient Meals	234	—	(2)	—	—	—	—	1	—	—	—	35	268	14.5%
U.S. Grocery	1,146	—	(2)	—	—	—	—	3	—	—	—	17	1,164	1.6%
U.S. Snacks	723	(11)	(2)	—	236	(5)	(32)	1	—	—	(11)	(54)	845	16.9%
Canada & N.A. Foodservice	462	—	(2)	—	105	(2)	(22)	3	39	—	—	(1)	582	26.0%

Kraft Foods North America	$3,743	$(11)	$(12)	$—	$341	$(7)	$(54)	$11	$39	$(6)	$(4)	$(19)	$4,021	7.4%
Kraft Foods Europe	785	17	(42)	—	432	(23)	(256)	(9)	(22)	—	(2)	235	1,115	42.0%
Kraft Foods Developing Markets	936	—	(10)	—	640	(25)	(181)	(20)	(25)	—	(1)	263	1,577	68.5%
Unrealized G/(L) on Hedging Activities	203	—	—	—	19	—	—	—	—	—	—	(155)	67
HQ Pension	(165)	—	—	—	—	—	—	—	—	—	—	(14)	(179)
General Corporate Expenses	(293)	—	—	40	(79)	(218)	(155)	—	—	—	—	(19)	(724)
Amortization of Intangibles	(26)	—	—	—	(196)	—	—	—	—	—	—	11	(211)

Kraft Foods	$5,183	$6	$(64)	$40	$1,157	$(273)	$(646)	$(18)	$(8)	$(6)	$(7)	$302	$5,666	9.3%

(1)	As revised to reflect Frozen Pizza as a discontinued operation.
(2)	Includes $85 million reversal of prior years’ Restructuring Program costs in 2009 and $37 million reversal of prior years’ Restructuring Program costs in 2010.
(3)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(4)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.

Schedule 8

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Diluted Earnings Per Share

For the Twelve Months Ended December 31,

(Unaudited)

						% Growth
	As Reported (GAAP)	Integration Program Costs (1)	Acquisition-Related Costs (2) and Financing Fees (3)	U.S. Health Care Legislation Impact on Deferred Taxes	Operating (Non-GAAP)	As Reported EPS Growth (GAAP)	Operating EPS Growth (Non-GAAP)
2010
Diluted EPS
- Continuing operations	$1.44	$0.29	$0.21	$0.08	$2.02	(23.8)%	4.7%
- Discontinued operations	0.95

- Net earnings attributable to Kraft Foods	$2.39

2009 (As Revised) (4)
Diluted EPS
- Continuing operations	$1.89	$—	$0.04	$—	$1.93
- Discontinued operations	0.14

- Net earnings attributable to Kraft Foods	$2.03

(1)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.
(4)	As revised to reflect Frozen Pizza as a discontinued operation.

Schedule 9

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions) (Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$2,481	$2,101
Receivables, net	6,539	5,197
Inventories, net	5,310	3,775
Other current assets	1,891	1,381
Property, plant and equipment, net	13,792	10,693
Goodwill	37,856	28,764
Intangible assets, net	25,963	13,429
Other assets	1,457	1,374

TOTAL ASSETS	$95,289	$66,714

LIABILITIES AND EQUITY
Short-term borrowings	$750	$453
Current portion of long-term debt	1,115	513
Accounts payable	5,409	3,766
Other current liabilities	8,386	6,759
Long-term debt	26,859	18,024
Deferred income taxes	7,984	4,508
Accrued pension costs	2,382	1,765
Accrued postretirement health care costs	3,046	2,816
Other liabilities	3,416	2,138

TOTAL LIABILITIES	59,347	40,742

TOTAL EQUITY	35,942	25,972

TOTAL LIABILITIES AND EQUITY	$95,289	$66,714